Exhibit 21.1

SUBSIDIARIES OF NEW YORK REIT LIQUIDATING LLC

Name	Jurisdiction

ARC NY120W5701, LLC	Delaware
ARC NYWWPJV001, LLC	Delaware
EOP-NYCCA, L.L.C.	Delaware
New York Communications Center Associates, L.P.	Delaware
NY-Worldwide Plaza, L.L.C.	Delaware
WWP Amenities Holdings, LLC	Delaware
WWP Amenities MPH Lender, LLC	Delaware
WWP Amenities MPH Partner, LLC	Delaware
WWP Holdings, LLC	Delaware
WWP Mezz, LLC	Delaware
WWP Mezz II, LLC	Delaware
WWP Mezz III, LLC	Delaware
WWP Office, LLC	Delaware
WWP TRS LLC	Delaware